UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 20, 2007

AMERIGROUP Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
(Address of principal executive offices)		(Zip Code)

(757) 490-6900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

     The information contained in Item 2.04 concerning AMERIGROUP Corporation’s (the “Company”) entry into the Letter Agreement and the Security Agreement (each as defined below) is hereby incorporated herein by reference.

Item 1.02     Termination of a Material Definitive Agreement.

     The information contained in Item 2.04 concerning the Company’s termination of the Credit Agreement, the Terminated Security Agreement and the Pledge Agreement (each as defined below) is hereby incorporated herein by reference.

Item 2.04     Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance
                      Sheet Arrangement.

     On March 20, 2007, the Company delivered a notice of voluntary prepayment and termination to Bank of America, N.A. (the “Bank”) under the Amended and Restated Credit Agreement by and among the Company, the Guarantors, Lenders, and Arrangers, named therein, dated October 22, 2003, as amended (the “Credit Agreement”), of its intent to prepay in full all of its outstanding obligations on March 23, 2007. In connection with the termination of the Credit Agreement, that certain Amended and Restated Security Agreement, by and among the Company, certain of its subsidiaries and the Bank, dated, October 22, 2003, as amended (the “Terminated Security Agreement”) and that certain Amended and Restated Pledge Agreement, by and among the Company, certain of its subsidiaries and the Bank, as amended, dated October 22, 2003 (the “Pledge Agreement”), also terminated.

     Pursuant to a letter agreement, dated March 23, 2007 (the “Letter Agreement”) the Company made a payment of approximately $51.7 million to the Bank. Of this amount, approximately $51.4 million represents cash collateral for the letter of credit issued by the Bank for the benefit of the United States of America c/o United States Attorney’s Office for the Northern District of Illinois (the “Letter of Credit”) and the balance represents a Letter of Credit fee and attorney fees and expenses. The Company has agreed to cash collateralize the Letter of Credit through the earliest to occur of (i) the date of its cancellation and return of the original Letter of Credit undrawn to the Bank and (ii) its expiration. The Letter of Credit fee is calculated as follows: (i) for the first sixty (60) days after March 23, 2007, the fee is equal to 1.625% per annum multiplied by the daily maximum amount available to be drawn under the Letter of Credit, and (ii) from and after such sixty (60) day period, 2.00% per annum multiplied by the maximum daily amount available to be drawn under the Letter of Credit. A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and the foregoing summary is qualified in its entirety by reference thereto.

     Pursuant to a Security Agreement, dated March 23, 2007 between the Company and the Bank (the “Security Agreement”), the Company granted the Bank a security interest in a deposit account to secure its obligations in regards to the Letter of Credit. A copy of the Security Agreement is attached hereto as Exhibit 10.2 and the foregoing summary is qualified in its entirety by reference thereto.

     The Credit Agreement that was terminated, provided for commitments of $150.0 million and had letter of credit sublimit of $75.0 million. The Credit Agreement contained a provision which allowed us to obtain, subject to certain conditions, an increase in revolving commitments of up to an additional $50.0 million. The proceeds of the Credit Agreement were available for general corporate purposes, including, without limitation, permitted acquisitions of businesses, assets and technologies. The borrowings under the Credit Agreement accrued interest at one of the following rates, at our option: Eurodollar plus the applicable margin or an alternate base rate plus the applicable margin. The applicable margin varied depending on our leverage ratio. There was a commitment fee on the unused portion of the Credit Agreement that ranged from 0.20% to 0.325%, depending on our leverage ratio.

     Pursuant to the Terminated Security Agreement and the Pledge Agreement, the Company granted the lenders a security interest in substantially all of the assets of the Company and its wholly-owned subsidiary, PHP Holdings, Inc., including the stock of their respective wholly-owned managed care subsidiaries.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

10.1     Letter Agreement, dated March 23, 2007

10.2     Security Agreement, dated March 23, 2007 among the Company and Bank of America, N.A.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation
Date: March 26, 2007

By:	/s/ James W. Truess
Name:	James W. Truess
Title:	Executive Vice President and Chief Financial Officer